                           [DOUBLECLICK LOGO]
                           www.doubleclick.net

                             CONTACTS:          DoubleClick Inc.
                                                Investor Relations: Ilona Nemeth
                                                Sara Pasko
                                                212-271-CLICK (2542)

                                                Abernathy MacGregor Frank
                                                Adam Miller
                                                212-371-5999

FOR IMMEDIATE RELEASE

          DOUBLECLICK REPORTS 128% INCREASE IN 1999 SYSTEM REVENUES TO
                                 $316.8 MILLION

           CLOSED FIVE MERGERS AND ACQUISITIONS IN THE FOURTH QUARTER

NEW YORK, NY, JANUARY 18, 2000 -- DOUBLECLICK INC. (NASDAQ: DCLK), the leading provider of global advertising and marketing solutions for advertisers and Web publishers, today announced financial results for the fourth quarter and year ended December 31, 1999. The financial results for prior periods have been restated to reflect the pooling of interests accounting treatment of the mergers with NetGravity, Abacus Direct, and Opt-in Email.com. Segment revenues are stated before inter-segment eliminations.

DoubleClick reported system revenues of $114.6 million for the fourth quarter of 1999, a 26% increase over the third quarter and a 150% increase the same period last year. The Company reported system revenues of $316.8 million for the year ended December 31, 1999.

In the fourth quarter of 1999, revenues grew sequentially 24% to $93.7 million, resulting in a recurring loss of $3.1 million, or $0.03 per share adjusted for the 2-for-1 stock split effective January 10, 2000. Direct transaction, integration and facility relocation charges brought the net loss to $42.1 million, or $0.38 loss per share.

For the year ended December 31, 1999 the Company generated revenues of $258.3 million, an increase of 86% as compared to $138.7 million in 1998. The recurring loss for the year 1999 was $14.2 million, or $0.13 loss per share. Direct transaction, integration and facility relocation charges brought the net loss to $55.8 million, or $0.51 loss per share. This compares to a net loss of $0.21 per share in 1998.


---------------------------------------------------------------------------------------------------------------
                                                                 % Increase                          % Increase
($ in millions)                  4Q99            3Q99            4Q/3Q 1999           4Q98           4Q99/4Q98
---------------------------------------------------------------------------------------------------------------
System Revenues (a)             $114.6           $90.8               26%              $45.8             150%
---------------------------------------------------------------------------------------------------------------
Revenues                        $93.7            $75.3               24%              $45.8             105%
---------------------------------------------------------------------------------------------------------------




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(a)      System revenues include revenues earned by DoubleClick with respect to network sales relating to publishers which are part of the DoubleClick Network, fees earned from independent publishers and advertisers which use the DART technology to deliver ad impressions, and amounts invoiced on behalf of AltaVista, pursuant to the Advertising Services Agreement.

"In 1999, we continued to focus on positioning DoubleClick to be at the forefront of advertising and marketing service providers," said Kevin O'Connor, Chairman and CEO of DoubleClick. "We remain focused on solving the needs of our customers through innovation of new products and strength in execution."

TECHNOLOGY
For the fourth quarter, the global TechSolutions division reported record revenues of $28.7 million, a sequential increase of 45%. This division also signed a record number of new clients in the fourth quarter of 1999, including software and service solutions, to provide best-in-class solutions for customers such as Cisco. For the fourth quarter, 198 new clients have signed with DoubleClick to use proprietary ad-serving technology for a total of 1050 publishers by year-end.

Additionally, DoubleClick solutions for advertisers have been increasing market presence, ending the year with 149 advertisers and agencies using the unique DART-for-Advertiser solutions, representing 445 end clients. The globally scaleable DART platform continues to serve a growing share of all ads served on the Internet: in December DART delivered nearly 30 billion ads, breaking over 1 billion ads/day in November. In the fourth quarter 1999, DoubleClick served over 77 billion ads, an increase of 71% over the 45 billion ads served in the quarter ended September 1999.

THE ABACUS GROUP
In the fourth quarter, the Company's merger with Abacus Direct was finalized. The Abacus Direct division reported revenue of $17 million, an increase of 36% over the fourth quarter of 1998. Abacus Direct continues to grow the contributing members, adding another 81 in the fourth quarter, and increasing the members in the new Retail and B2B verticals. Over 1,565 members contribute to the Abacus Alliance as of December 31, 1999, up 26% from year-end 1998.

MEDIA
As more users spend more time on the Web, advertisers allocate more of their budgets to this medium. Accordingly, system revenues increased to $71.8 million for the fourth quarter, as compared to $50.1 million in the third quarter, or a record increase of 43%. For the year 1999, Media systems revenue totaled $184.0 million, an increase of 148% over $74.2 million in 1998. Twenty-seven percent of all ads served by DART in 1999 were served into the DoubleClick Networks.

This quarter DoubleClick added a number of significant new publishers to the Select network, such as Fodor's Travel, NASDAQ and Hewlett Packard. The total number of Web publishers serviced on the US DoubleClick Network increased to 139 by year-end, up from 80 in 1998.

INTERNATIONAL
DoubleClick continues to expand its international infrastructure, such that the Company now has a presence in 20 countries. System revenues from DoubleClick International grew 52% in the fourth quarter to $21.9 million compared to the third quarter. International revenue now comprises 19% of total DoubleClick revenue. Internationally, DoubleClick now provides solutions for 611 publishers and approximately 1,470 advertisers.

CORPORATE DEVELOPMENT
DoubleClick completed a number of significant strategic initiatives during the fourth quarter, including:

     Merged with Abacus Direct, the leading transactional database and service provider for the direct marketing industry, which closed in November;

     Merged  with  NetGravity,   a  leading  software  provider  for  ad-serving
     technology, which closed in October;

     Acquired the remaining shares in the Spanish and Scandinavian DoubleClick units;

     Merged with Opt-In Email.com, a leader in Internet email marketing, publishing and list management, which closed in November.

Additionally, last week the Company announced an investment in ValueClick, a provider of performance-based Internet advertising solutions.

These activities augment DoubleClick's position as the premier solutions provider for information-intensive Web-based advertising and marketing. The Company intends to pursue additional capital financing in the near term in order to continue to build assets and maintain competitive positioning.

ABOUT DOUBLECLICK
DoubleClick Inc. (http://www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology, media and data expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. Abacus Direct, a division of DoubleClick Inc., manages the Abacus Alliance, the nation's largest proprietary database of consumer buying behavior used for target marketing purposes on the Internet and through direct mail. DoubleClick Inc. has global headquarters in New York City and maintains over 30 offices around the world.

                            DOUBLECLICK INC.
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share amounts)


                                                       Quarter ended December 31,                     Year ended December 31,
                                                       --------------------------                     -----------------------
                                                      1999                   1998                  1999                      1998
                                                      ----                   ----                  ----                      ----
                                                  (unaudited)            (unaudited)

SYSTEM REVENUES                                    $ 114,589           $ 45,797                $ 316,754                  $ 138,724
                                                  -----------         ----------              -----------                 ----------
                                                  -----------         ----------              -----------                 ----------

REVENUES:
   Media                                           $  50,914           $ 26,681                $ 125,499                  $  74,180
   Technology                                         28,695              9,062                   74,695                     24,965
   Data                                               16,974             12,521                   65,961                     46,979
   Intersegment elimination                           (2,893)            (2,467)                  (7,861)                    (7,400)
                                                  -----------         ----------              -----------                 ----------
       Total revenues                                 93,690             45,797                  258,294                    138,724

Cost of revenues                                      41,582             24,224                  107,156                     69,191
                                                  -----------         ----------              -----------                 ----------
   Gross profit                                       52,108             21,573                  151,138                     69,533

Operating expenses
   Sales and marketing                                35,316             15,422                  103,578                     52,525
   General and administrative                         13,193              5,842                   36,306                     19,424
   Product development                                 8,484              3,836                   28,364                     12,194
   Direct transaction, integration and
        facility relocation charges                   39,085               -                      41,605                        360
                                                  -----------         ----------              -----------                 ----------
     Total operating expenses                         96,078             25,100                  209,853                     84,503

Loss from operations                                 (43,970)            (3,527)                 (58,715)                   (14,970)

Interest and other, net                                2,926              1,213                   11,481                      3,997
                                                  -----------         ----------              -----------                 ----------

Loss before provision for income taxes               (41,044)            (2,314)                 (47,234)                   (10,973)
Provision for income taxes                             1,103              1,757                    8,587                      7,066
                                                  -----------         ----------              -----------                 ----------

NET LOSS                                           $ (42,147)          $ (4,071)               $ (55,821)                 $ (18,039)
                                                  -----------         ----------              -----------                 ----------
                                                  -----------         ----------              -----------                 ----------

BASIC AND DILUTED NET LOSS PER SHARE               $   (0.38)          $  (0.04)               $   (0.51)                 $   (0.21)
                                                  -----------         ----------              -----------                 ----------
                                                  -----------         ----------              -----------                 ----------

NET LOSS BEFORE DIRECT TRANSACTION, INTEGRATION
    AND FACILITY RELOCATION CHARGES                $  (3,062)          $ (4,071)               $ (14,216)                 $ (17,679)
                                                  -----------         ----------              -----------                 ----------
                                                  -----------         ----------              -----------                 ----------

BASIC AND DILUTED LOSS PER SHARE BEFORE DIRECT
   TRANSACTION, INTEGRATION AND FACILITY
   RELOCATION CHARGES                              $   (0.03)          $  (0.04)               $   (0.13)                 $   (0.21)
                                                  -----------         ----------              -----------                 ----------
                                                  -----------         ----------              -----------                 ----------

WEIGHTED AVERAGE SHARES USED IN BASIC AND
   DILUTED NET LOSS PER SHARE CALCULATION            111,325             96,432                  109,756                     86,248
                                                  -----------         ----------              -----------                 ----------
                                                  -----------         ----------              -----------                 ----------









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                                                   DOUBLECLICK INC.
                                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                                  AS OF DECEMBER 31,
                                                    (IN THOUSANDS)


                                                                                       1999                      1998
                                                                                    -----------                -------
ASSETS

Cash and cash equivalents and investments in
     marketable securities                                                          $444,803                  $181,876
Accounts receivable, net                                                              92,873                    49,687
Prepaid expenses and other assets                                                     35,276                     6,849
Property and equipment, net                                                           61,980                    21,702
Intangible assets                                                                     94,475                       247
                                                                                   ----------                ----------
TOTAL ASSETS                                                                        $729,407                  $260,361
                                                                                   ==========                ==========

LIABILTIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                                               $ 82,614                  $ 42,645
Deferred revenue and other current liabilities                                        29,783                     7,904
Convertible subordinated notes and other long-term obligations                       255,348                     3,041
                                                                                    ----------                ----------
TOTAL LIABILITIES                                                                    367,745                    53,590

STOCKHOLDERS' EQUITY                                                                 361,662                   206,771
                                                                                    ----------                ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $729,407                  $260,361
                                                                                    ==========                ==========




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                                DOUBLECLICK INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.       BASIS OF PRESENTATION

The condensed consolidated financial statements include the accounts of DoubleClick Inc. ("DoubleClick") and its wholly-owned subsidiaries.

System revenues are presented to provide a basis for comparing DoubleClick's revenues, including those relating to AltaVista Company ("AltaVista"). Effective January 1, 1999, the Advertising Services Agreement with AltaVista was amended resulting in changes in the business relationship between the companies. As a result, DoubleClick recognizes revenues from DART service fees, sales commissions and billing and collection fees derived from the sale and delivery of ads on the AltaVista Web site and associated services. Through December 31, 1998, DoubleClick recognized gross revenues related to ads delivered to the AltaVista Web site.

In April 1999 and January 2000 DoubleClick effected two-for-one stock splits in the form of 100 percent stock dividends. The splits were approved for shareholders of record as of March 22, 1999 and December 31, 1999, respectively. Accordingly, all share and per share amounts have been restated to reflect the stock splits.

2.       MERGERS AND ACQUISITIONS

NetGravity, Inc.
On October 26, 1999, DoubleClick consummated its merger with NetGravity, Inc., a leading provider of interactive online advertising and direct marketing software solutions. Under the terms of the merger, which is being accounted for as a pooling of interests, each share of NetGravity common stock was converted to
0.28 shares of DoubleClick common stock, totaling approximately 10.2 million shares.

Abacus Direct Corporation
On November 23, 1999, DoubleClick consummated its merger with Abacus Direct Corporation ("Abacus"), a leading provider of specialized consumer information and analysis for the direct marketing industry. Under the terms of the merger, which is being accounted for as a pooling of interests, each share of Abacus common stock was converted to 1.05 shares of DoubleClick common stock, totaling approximately 21 million shares.

OPT-IN EMAIL.COM
On November 30, 1999, DoubleClick consummated its merger with Opt-In Email.com, a leader in Internet email marketing, publishing and list management. Under the terms of the merger, which is being accounted for as a pooling of interests, 200,000 shares of DoubleClick common stock were issued.

                                DOUBLECLICK INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

DOUBLECLICK SCANDINAVIA AB
On December 29, 1999, DoubleClick acquired 90.7 percent of the outstanding shares of DoubleClick Scandinavia AB it did not previously own in a business combination to be accounted for as a purchase. In the transaction, the shares of DoubleClick Scandinavia AB not owned by DoubleClick were exchanged for an aggregate of approximately 790,000 shares of Company common stock. Additional shares of Company common stock are contingently issuable through March 2002 based on the revenues achieved by DoubleClick Scandinavia AB. The results of operations are included in the consolidated statement of operations from December 29, 1999.

DOUBLECLICK IBEROAMERICA
On November 4, 1999, DoubleClick acquired the remaining 90 percent of the outstanding shares of DoubleClick Iberoamerica not previously owned for approximately $1.3 million. The acquisition is being accounted for as a purchase, whereby goodwill will be amortized on the straight-line basis over a three-year period. The results of operations are included in the consolidated statement of operations from November 4, 1999.

3.       DIRECT TRANSACTION, INTEGRATION AND FACILITY RELOCATION CHARGES

Costs associated with the mergers discussed above and the relocation of DoubleClick's corporate office primarily include investment banking and financial advisory fees, consulting, and duplicative equipment and rental costs. For the year ended December 31, 1999 approximately $31.1 million, $7.6 million, and $2.9 million are related to direct transaction, integration and facility relocation charges, respectively. All costs were incurred in the fourth quarter, with the exception of $2.5 million of facility relocation costs incurred during the nine months ended September 30, 1999. All costs incurred in 1998 related to Abacus' facility relocation charges.

4.       INCOME TAXES

The provision for income taxes does not reflect the benefit of DoubleClick's historical losses due to limitations and uncertainty surrounding realization. The provision for income taxes recorded in 1999 and 1998 relate to Abacus prior to the merger on November 22, 1999.

5.       LOSS PER COMMON SHARE

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common stock outstanding. Diluted income (loss) per common share adjusts for the effect of convertible securities, stock options and other potentially dilutive financial instruments only in the periods in which such effect would have been dilutive.

This release contains forward-looking statements that involve risks and uncertainties. The results or events predicted in these statements may differ materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include the Company's limited operating history, history of losses and anticipation of continued losses, the Company's dependence on its relationship with AltaVista, the Company's Web publisher concentration and dependence on a limited number of advertisers, the Company's reliance on the DoubleClick Network, and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission. For a discussion of such risks, see the Company's documents filed from time to time with the Securities and Exchange Commission.

                                      # # #